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                                                                      EXHIBIT 62

FOR IMMEDIATE RELEASE
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                    SAMSUNG ELECTRONICS CO., LTD. ANNOUNCES
                         EXTENSION OF AST TENDER OFFER


IRVINE, CA., May 19, 1997 -- Samsung Electronics Co., Ltd. announced today that it has extended its cash tender offer to acquire all of the outstanding shares of common stock of AST Research, Inc. (NASDAQ: ASTA) not currently owned by Samsung for $5.40 per share. The tender offer and withdrawal rights will now expire at 5:00 p.m., New York City time, on Tuesday, June 17, 1997, unless further extended. Consummation of the tender offer remains subject to receipt of approval by the government of the Republic of Korea. Samsung has been informed by the Depositary that 26,698,266 shares (or approximately 85% of the outstanding shares not owned by Samsung) had been tendered as of May 19, 1997 including shares tendered pursuant to a Notice of Guaranteed Delivery.


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